NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Year End and Fourth Quarter 2014 Results

2014 Full-Year Highlights
	Net income of $4.81 million, 11% growth compared with net income of $4.33 million in 2013

	No provision for loan losses recorded in 2014, compared with $1.8 million in 2013

	Wealth Management Services division revenue increased 11.2% compared with 2013

Fourth Quarter of 2014 Highlights
	Net income of $1.15 million or $0.30 per diluted share for the quarter compared to $1.40 million or $0.37 in fourth quarter 2013

	Nonperforming loans declined $957,000, or 44% compared with fourth quarter 2013

	Nonperforming assets to total assets ratio improved to 0.43% from 1.23% in fourth quarter 2013

WARRENTON, VA, February 9, 2015 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $4.81 million for the year ended December 31, 2014 compared with $4.33 million for the year ended December 31, 2013. Basic and diluted earnings per share for the year ended December 31, 2014 were $1.29 and $1.28, respectively, compared with basic and diluted earnings per share of $1.17 and $1.16 for 2013. The increase in year-to-year earnings was attributable to not having a loan loss provision in 2014 compared with $1.8 million in 2013, partially offset by a $612,000 decrease in net interest income. For the fourth quarter 2014, net income was $1.15 million compared with net income of $1.40 million for the fourth quarter of 2013. Basic and diluted earnings per share for the fourth quarter of 2014 were $0.31 and $0.30, respectively, compared with basic and diluted earnings per share of $0.38 and $0.37 in the fourth quarter of 2013.
Randy K. Ferrell, President and CEO, stated, "As a result of solid earnings throughout the year, net income for 2014 is $4.81 million. This year has shown continued improvements in areas such as nonperforming assets, allowance for loan losses and net loan charge-offs. Our Wealth Management Services division revenue has continued to rise to annual record highs. Revenue for this division was $2.12 million for 2014, compared with $1.91 million in 2013. The double-digit increase is a strong endorsement of the comprehensive products we now offer families working with our professional financial advisors."
Return on average assets was 0.80% and return on average equity was 8.98% for the year ended December 31, 2014, compared with 0.72% and 8.89%, respectively, for 2013. For the fourth quarter of 2014, Fauquier Bankshares' return on average assets was 0.76% and return on average equity was 8.33%, compared with 0.91% and 11.16%, respectively, for the fourth quarter of 2013.
Net interest margin was 3.55% for the year ended December 31, 2014, compared with 3.64% in 2013. Net interest income for the year ended December 31, 2014 decreased $612,000, or 3.1%, over the same period in 2013. Net interest margin was 3.47% in the fourth quarter of 2014, compared with 3.60% for the same period in 2013. Net interest income for the fourth quarter of 2014 decreased $263,000 or 5.2% when compared with the fourth quarter of 2013.
"The trend of lower loan demand has affected our net interest income, as it has for many banks," Ferrell said. "As an independent community bank, we've emphasized investing in loans in our market area which will improve interest income. The increased focus and geographic expansion we announced in 2014 and an improving economy will allow us to attract additional loan volume in the communities we service."
Nonperforming assets totaled $2.63 million or 0.43% of total assets at December 31, 2014, compared with $7.57 million or 1.23% as of December 31, 2013. Included in nonperforming assets at December 31, 2014 were $1.22 million of nonperforming loans and $1.41 million of other real estate owned. Nonperforming assets have declined 65%, compared to year end 2013, as a result of no longer having any nonperforming corporate bonds, a 44% decrease in nonperforming loans, and a 66% decrease in other real estate owned. Nonperforming loans represent 0.28% of total loans at year end 2014, compared with 0.48% for 2013.
Net loan charge-offs were $1.28 million for the year ended December 31, 2014, compared with $1.39 million in 2013. Net loan charge-offs decreased $115,000, or 8.3%, compared with year end 2013. The ratio of net charge-offs to average loans for 2014 was 0.29% compared with 0.31% for 2013. For the fourth quarter of 2014, net charge-offs were $1.20 million or 0.28% of average loans compared with $315,000 or 0.07% of average loans for the same period in 2013.
There were no provisions for loan losses recorded for the fourth quarter and the twelve months of 2014, compared with $500,000 and $1.8 million, respectively, for the same periods in 2013. This is as a result of continued improved credit quality and a $115,000 decline in net loan charge-offs for the year of 2014. Allowance for loan losses was $5.39 million or 1.22% of total loans at December 31, 2014, compared with $6.67 million or 1.48% of total loans at December 31, 2013.
Noninterest income, excluding securities gains and losses, increased $68,000 to $6.62 million for the year ended December 31, 2014 compared to $6.55 million for the same period in 2013.  The majority of the increase is related to an increase in wealth management income. Noninterest income, excluding securities gains and losses, decreased $111,000 to $1.57 million for the fourth quarter 2014 compared with $1.68 million for the same period in 2013.
Noninterest expense for the year ended December 31, 2014 increased $701,000 or 3.66% to $19.81 million compared with $19.11 million for the same period in 2013.  Noninterest expense for the fourth quarter 2014 increased $439,000 or 9.71% to $4.95 million compared with $4.51 million for the same period in 2013.
Total assets were $606.3 million at December 31, 2014 compared with $615.8 million at December 31, 2013. Total loans, net were $435.1 million at December 31, 2014 compared with $444.7 million at December 31, 2013. Total deposits were $525.2 million at December 31, 2014 compared with $540.2 million at December 31, 2013.  Transaction deposits (Demand & NOW accounts) were $310.3 million at December 31, 2014 compared with $310.9 million at December 31, 2013, representing 59.1% of total deposits.
Shareholders' equity increased to $55.2 million at December 31, 2014 compared with $51.2 million at December 31, 2013. The Company's regulatory capital ratios continue to be deemed "Well Capitalized" by the Federal Reserve Bank of Richmond.  At December 31, 2014, the Company had a leverage ratio of 9.83%, compared with 9.24% one year earlier.  The tier 1 and total risk-based ratios were 14.05% and 15.30%, respectively, at December 31, 2014, compared with 13.28% and 14.54% at December 31, 2013.
The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  Fauquier Bankshares' stock price closed at $18.05 per share on February 6, 2015.  Additional information, including a more extensive investor presentation with comparisons of the company's performance to peer institutions is available at http://investor.fauquierbank.com/CorporateProfile.aspx?iid=1017981 or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

EARNINGS STATEMENT DATA:
Interest income	$ 5,422	$ 5,526	$ 5,479	$ 5,508	$ 5,735
Interest expense	621	635	657	651	671
Net interest income	4,801	4,891	4,822	4,857	5,064
Provision for loan losses	-	-	-	-	500
Net interest income after provision for loan losses	4,801	4,891	4,822	4,857	4,564
Noninterest income	1,572	1,930	1,698	1,422	1,827
Noninterest expense	4,952	5,021	4,851	4,983	4,513
Income (loss) before income taxes	1,421	1,800	1,669	1,296	1,878
Income taxes	269	378	430	303	477
Net income (loss)	$ 1,152	$ 1,422	$ 1,239	$ 993	$ 1,401

PER SHARE DATA:
Net income per share, basic	$ 0.31	$ 0.38	$ 0.33	$ 0.27	$ 0.38
Net income per share, diluted	$ 0.30	$ 0.38	$ 0.33	$ 0.27	$ 0.37
Cash dividends	$ 0.17	$ 0.12	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,730,877	3,730,877	3,730,877	3,720,491	3,713,342
Average diluted shares outstanding	3,754,334	3,751,316	3,748,299	3,734,897	3,734,812
Book value at period end	$ 14.78	$ 14.62	$ 14.34	$ 14.09	$ 13.80
BALANCE SHEET DATA:
Total assets	$ 606,286	$ 588,200	$ 600,774	$ 604,673	$ 615,774
Loans, net	435,070	431,278	436,552	439,004	444,710
Investment securities	58,700	56,496	59,036	57,145	55,033
Deposits	525,215	507,819	522,750	527,717	540,204
Transaction accounts (Demand & NOW accounts)	310,342	290,603	301,293	293,503	310,930
Shareholders' equity	55,157	54,560	53,504	52,557	51,227
PERFORMANCE RATIOS:
Net interest margin(1)	3.47%	3.58%	3.55%	3.62%	3.60%
Return on average assets	0.76%	0.95%	0.83%	0.68%	0.91%
Return on average equity	8.33%	10.43%	9.35%	7.76%	11.16%
Efficiency ratio(2)	76.42%	70.87%	73.09%	79.97%	65.73%
Yield on earning assets	3.91%	4.04%	4.02%	4.10%	4.07%
Cost of interest bearing liabilities	0.55%	0.57%	0.59%	0.59%	0.58%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
ASSET QUALITY RATIOS:
Nonperforming loans	$ 1,227	$ 2,233	$ 2,210	$ 2,002	$ 2,184
Other real estate owned	1,406	1,406	1,406	1,406	4,085
Nonperforming corporate bonds, at fair value	-	-	1,222	1,861	1,300
Total nonperforming assets	2,633	3,639	4,838	5,269	7,569
Restructured loans still accruing	7,431	8,323	8,343	8,598	8,613
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	4,551	4,059	2,949	7,017	7,917
Loans past due 90 or more days and still accruing	-	-	1	358	506
Total nonperforming and other risk assets	$ 14,615	$ 16,021	$ 16,131	$ 21,242	$ 24,605

Nonperforming loans to total loans, period end	0.28%	0.51%	0.50%	0.45%	0.48%
Nonperforming assets to period end total assets	0.43%	0.62%	0.81%	0.87%	1.23%
Allowance for loan losses	$ 5,391	$ 6,595	$ 6,753	$ 6,631	$ 6,667
Allowance for loan losses to period end loans	1.22%	1.51%	1.52%	1.49%	1.48%
Allowance for loan losses as percentage of nonperforming loans, period end	439.46%	295.34%	305.57%	331.22%	305.27%
Net loan charge-offs (recoveries) for the quarter	$ 1,204	$ 158	$ (122)	$ 36	$ 315
Net loan charge-offs (recoveries) to average loans	0.28%	0.04%	(0.03)%	0.01%	0.07%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.83%	9.91%	9.65%	9.54%	9.24%
Tier 1 risk-based capital ratio	14.05%	14.08%	13.78%	13.57%	13.28%
Total risk-based capital ratio	15.30%	15.34%	15.03%	14.83%	14.54%
Tangible equity to total assets	9.10%	9.28%	8.91%	8.69%	8.32%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2014	Dec. 31, 2013
EARNINGS STATEMENT DATA:
Interest income	$ 21,935	$ 23,045
Interest expense	2,564	3,062
Net interest income	19,371	19,983
Provision for loan losses	-	1,800
Net interest income after
provision for loan losses	19,371	18,183
Noninterest income	6,619	6,551
Securities gains (losses)	3	144
Noninterest expense	19,807	19,106
Income before income taxes	6,186	5,772
Income taxes	1,380	1,441
Net income	$ 4,806	$ 4,331

PER SHARE DATA:
Net income per share, basic	$ 1.29	$ 1.17
Net income per share, diluted	$ 1.28	$ 1.16
Cash dividends	$ 0.53	$ 0.48
Average basic shares outstanding	3,728,316	3,710,802
Average diluted shares outstanding	3,747,247	3,727,886

PERFORMANCE RATIOS:
Net interest margin(1)	3.55%	3.64%
Return on average assets	0.80%	0.72%
Return on average equity	8.98%	8.89%
Efficiency ratio(2)	74.96%	70.72%

Net loan charge-offs	$ 1,276	$ 1,391
Net loan charge-offs to average loans	0.29%	0.31%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.